Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2021, in the Registration Statement (Form S-1) and related Prospectus of IonQ, Inc. for the registration of 116,586,092 shares of its common stock and 4,000,000 warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

October 4, 2021